RESULTS OF SHAREHOLDER MEETING
                   PHOENIX EQUITY SERIES FUND
                       October 31, 2006
                         (Unaudited)

 At a special meeting of shareholders of Phoenix Equity Series Fund (the "Trust") held on October 31, 2006, shareholders voted on the following proposals:

1.	To elect eleven Trustees to serve on the Board of Trustees until the next meeting of shareholders at which Trustees are elected
(Proposal 1).

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Trusts
(Proposal 7).


Number of Eligible Units Voted:

1.    Election of Trustees
                                  FOR           AGAINST
E. Virgil Conway...............161,180,270     5,642,607
Harry Dalzell-Payne............161,011,639     5,811,237
Daniel T. Geraci...............161,150,071     5,672,805
Francis E. Jeffries............161,178,868     5,644,008
Leroy Keith, Jr................161,268,926     5,553,950
Marilyn E. LaMarche............161,086,046     5,736,830
Philip R. McLoughlin...........161,180,788     5,642,089
Geraldine M. McNamara..........161,214,866     5,608,011
James M. Oates.................161,218,775     5,604,102
Richard E. Segerson............161,235,347     5,587,530
Ferdinand L. J. Verdonck.......161,236,489     5,586,388

2. To ratify the appointment of PricewaterhouseCoopers LLC as the independent registered public accounting firm

             FOR             AGAINST        ABSTAIN
..........160,238,151        1,910,251      4,674,473



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                     RESULTS OF SHAREHOLDER MEETING
                      PHOENIX GROWTH & INCOME FUND
                           November 21, 2006
                              (Unaudited)

At a special meeting of shareholders of Phoenix Growth & Income Fund (the "Fund"), a series of Phoenix Equity Series Fund (the "Trust") held on November 21, 2006, shareholders voted on the following proposals:

1.	To approve a proposal to permit Phoenix Investment Counsel, Inc.
("PIC") to hire and replace subadvisers or to modify subadvisory agreements without shareholder approval (Proposal 2).

2.	To approve the amendment of fundamental restrictions of the Fund with respect to loans (Proposal 3).

3.	To approve a proposal to reclassify the investment objective of the Investment Objective Funds from fundamental to non-fundamental
(Proposal 6).

Number of Eligible Units Voted:

1. To permit PIC to hire and replace subadvisers or to modify subadvisory agreements without shareholder approval

     For           Against         Abstain     Broker Non-Votes
...7,461,525        346,874         366,907        2,824,813

2. Amendment of fundamental restrictions of the Fund with respect to loans

     For           Against         Abstain     Broker Non-Votes
...7,445,690        338,274         391,340        2,824,813

3. To reclassify the investment objective of the Investment Objective Funds from fundamental to non-fundamental

     For           Against         Abstain     Broker Non-Votes
...7,432,679        353,614         389,012        2,824,813